Exhibit 99.1

GlobalSCAPE, Inc. Reports Fiscal Fourth Quarter and Full Year 2019 Financial Results

Record Fourth Quarter Revenue and Profitability Cap Record Full Year Results

Board of Directors Names Robert Alpert CEO

SAN ANTONIO — January 29, 2020 — GlobalSCAPE, Inc. (NYSE American: GSB), a worldwide leader in the secure movement and integration of data, today announced financial results for its fiscal fourth quarter and year ended December 31, 2019.

Revenue for the fourth quarter of 2019 was $10.5 million, a 13% increase compared to $9.3 million for the fourth quarter of 2018. Revenue for 2019 totaled $40.3 million, an increase of 17% compared to revenue of $34.4 million for full year 2018. The Company’s topline performance represents the highest quarterly and annual revenue the Company has ever recorded.

Additionally, Robert Alpert, Chairman of the Board of Directors, was appointed Chief Executive Officer. He previously served as Interim CEO.

“I am honored to lead the GlobalSCAPE team as CEO and I’m thrilled with our fourth quarter and full year performance, as it caps a record setting year for the Company,” Alpert said. “By focusing on our clients, we fulfilled our mission to increase free cash flow and drive shareholder value. Not only did we demonstrate remarkable operational excellence, but we strengthened our market position as a leader in the managed file transfer (MFT) industry. In 2019, we developed the finest version of our flagship product which directly addresses privacy mandates such as the European Union’s General Data Protection Regulation (GDPR), Canada’s Personal Information Protection and Electronic Documents Act (PIPEDA), and the California Consumer Privacy Act (CCPA). Enhanced File Transfer™ (EFT) 2020, released on January 15, 2020, is the industry’s best enterprise managed file transfer solution. It uniquely addresses the shift occurring in our industry as privacy joins security as a framing element. We are well-positioned to grow the business in 2020.”

“One item investors should consider is that fourth quarter and full year financial results are affected by costs incurred related to December’s special dividend and a special company-wide bonus paid to all employees,” Alpert continued. For the fourth quarter, we reported $3.6 million in net income, $4.4 million in EBITDA and $0.19 in earnings per fully diluted share. When taking into account the costs previously mentioned, we would have reported $4.9 milllion in net income, $5.8 million in EBITDA and $0.26 in earnings per fully diluted share. For the full year ended 2019, the Company reported $13.3 million in net income, $19.7 million in EBITDA and $0.72 per fully diluted share in earnings. However, when taking into account the costs, we would have reported $15.0 million in net income, $21.6 million in EBITDA and $0.81 per fully diluted share in earnings.”

Fourth Quarter and Full Year 2019 Financial Highlights

•	Revenues for the fourth quarter of 2019 were $10.5 million, compared to $9.3 million for the fourth quarter of 2018, an increase of 13%.

•	Revenues for the year ended December 31, 2019 were $40.3 million, compared to $34.4 million for fiscal year 2018, an increase of 17%.

•	Net Income for the fourth quarter of 2019 was $3.6 million, compared to net income of $3.0 million in the fourth quarter of 2018, an increase of 20%. When taking into account the costs previously mentioned, net income for the fourth quarter of 2019 would have been $4.9 million, an increase of 63%.

•	Net income for the year ended December 31, 2019 was $13.3 million, compared to $3.7 million for 2018, an increase of 259%. When taking into account the costs previously mentioned, net income for the year ended December 31, 2019 would have been $15.0 million, an increase of 305%.

•	Adjusted EBITDA for the fourth quarter of 2019 was $4.4 million, compared to $4.6 million for the fourth quarter of 2018, a decrease of 4%. When taking into account the costs previously mentioned, adjusted EBITDA for the fourth quarter of 2019 would have been $5.8 million, an increase of 26%.

•	Adjusted EBITDA for the year ended December 31, 2019 was $19.7 million, compared to $8.2 million for 2018, an increase of 140%. When taking into account the costs previously mentioned, adjusted EBITDA for the year ended December 31, 2019 would have been $21.6 million, an increase of 163%.

•	Income per diluted share for the fourth quarter of 2019 was $0.19, compared to $0.17 for the fourth quarter of 2018, an increase of 12%. When taking into account the costs previously mentioned, income per diluted share for the fourth quarter of 2019 would have been $0.26, an increase of 53%.

•	Income per diluted share for the full year 2019 was $0.72 compared to $0.17 for full year 2018, an increase of 324%. When taking into account the costs previously mentioned, income per diluted share for the full year 2019 would have been $0.81, an increase of 376%.

•	Cash balance as of December 31, 2019 was $4.7 million, compared to $9.2 million as of December 31, 2018.

Fourth Quarter Business Highlights

•	November 18th, announced a five-year, $55 million senior secured credit facility with a syndicate of banks led by J.P. Morgan.

•	November 18th, announced authorization to repurchase up to $5 million of the Company’s outstanding shares. This is in addition to the approximately $640,000 remaining under the previously authorized repurchase program.

•	December 2nd, paid a dividend of $0.015 per share of common stock.

•	December 5th, paid a one-time special dividend of $3.35 per share of common stock.

•	December 18th, announced that we were named as a category leader in the managed file transfer category in G2’s Winter Report for its Enhanced File Transfer™ (EFT™) software. G2 is the world’s leading business solutions review website.

About Globalscape

GlobalSCAPE, Inc. (NYSE American: GSB) is a pioneer in securing and automating the movement and integration of data seamlessly in, around and outside your business, between applications, people and places, in and out of the cloud. GlobalSCAPE provides cloud services that automate your work, secure your data, and integrate your applications – while giving visibility to those who need it. GlobalSCAPE makes business flow brilliantly. Visit www.globalscape.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “would,” “exceed,” “should,” “anticipates,” “believe,” “expect,” and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause the actual results of the operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, the overall level of consumer spending on our products; general economic conditions and other factors affecting consumer confidence; disruption and volatility in the global capital and credit markets; the Company’s ability to protect patents, trademarks and other intellectual property rights; any breaches of, or interruptions in, our information systems; legal, regulatory, political and economic risks in international markets; the results of our reduction in force; the discovery of additional information relevant to the internal investigation; the possibility that additional errors relevant to the recently completed restatement may be identified; pending litigation and other proceedings and the possibility of further legal proceedings adverse to the Company resulting from the restatement or related matters; the costs associated with the restatement and the investigation, pending litigation and other proceedings and possible future legal proceedings; and our decreased “public float” (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets) as a result of share repurchases. More information on potential risks and other factors that could affect the Company’s financial results is included from time to time in the Company’s public reports filed with the SEC, including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release and speak only as of the date hereof.

Use of Non-GAAP Measures

The Company uses Adjusted EBITDA (Earnings Before Interest, Taxes, Total Other Income/Expense, Depreciation, Amortization, and Share-Based Compensation Expense) to provide a view of income and expenses that is supplemental and secondary to the primary assessment of net income (loss) as presented in the condensed consolidated statement of operations and comprehensive income.

Adjusted EBITDA is not a measure of financial performance under GAAP. It should not be considered as a substitute for net income (loss) presented on our condensed consolidated statement of operations and comprehensive income. Adjusted EBITDA has limitations as an analytical tool and when assessing our operating performance. Adjusted EBITDA should not be considered in isolation or without a simultaneous reading and consideration of our financial statements prepared in accordance with GAAP. A reconciliation of net income to Adjusted EBITDA is provided at the end of this release.

GlobalSCAPE Investor Relations Contact:
ir@GlobalSCAPE.com

GlobalSCAPE Public Relations Contact:
Zintel Public Relations
Matthew Zintel
matthew.zintel@zintelpr.com

	Year Ended
	December 31,
	2019	2018

Net Income	$13,267	$3,654
Add (subtract) items to determine Adjusted EBITDA:
Income tax expense	1,965	1,227
Interest (income) expense, net	265	(86)
Depreciation and amortization:
Total depreciation and amortization	1,746	2,173
Share-based compensation expense	2,415	1,269

Adjusted EBITDA	$19,658	$8,237